                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              ChiRex Incorporated
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

CHIREX INC.
                                                                           LOGO
                                                                          CHIREX



                         NOTICE OF 1998 ANNUAL MEETING

                                      AND

                                PROXY STATEMENT



                                                                  April 15, 1998

                                  CHIREX INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD APRIL 15, 1998

To our Stockholders:

  The Annual Meeting of Stockholders of ChiRex Inc., a Delaware corporation ("ChiRex"), will be held on Wednesday, April 15, 1998, at 10:00 A.M., Eastern Standard Time, at the corporate offices of ChiRex, 300 Atlantic Street, Suite 402, Stamford, Connecticut 06901, and at any adjournment thereof, for the purpose of acting upon the following matters as well as such other business as may properly come before the Annual Meeting or any adjournment thereof:

    (1) the election of two Class II directors; and

    (2) the ratification of the appointment of Arthur Anderson LLP as independent auditors for fiscal year 1998.

  Only stockholders of record at the close of business on March 9, 1998 will be entitled to vote at the Annual Meeting or any adjournment thereof.

  Your vote is important. To support your Board, please mark, date and sign the enclosed proxy card and return it promptly in the accompanying envelope. Your proxy may be revoked by delivering written notice of revocation to the Secretary of ChiRex prior to the time voting is declared closed or by attending the Annual Meeting and voting your shares in person.

                                          By Order of the Board of
                                          Directors,

                                             MICHAEL A. GRIFFITH
                                           Chief Financial Officer
                                                and Secretary

Stamford, Connecticut
March 17, 1998

                                  CHIREX INC.

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                                APRIL 15, 1998

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of ChiRex Inc. ("ChiRex" or the "Company") of proxies to be voted at the Annual Meeting of Stockholders to be held on Wednesday, April 15, 1998, at 10:00 A.M., Eastern Standard Time, at the corporate offices of the Company, 300 Atlantic Street, Suite 402, Stamford, Connecticut 06901, and at any adjournment thereof, for the purposes set forth in the accompanying Notice. This Proxy Statement and the accompanying proxy card are first being sent to stockholders on or about March 17, 1998.

  Only holders of Common Stock of ChiRex, par value $.01 per share ("Common Stock"), at the close of business on March 9, 1998 will be entitled to vote at the Annual Meeting. At that date there were 11,798,983 shares of Common Stock outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by him or her on the record date. The presence in person or by proxy of stockholders holding a majority of the shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be included in the computation of the number of shares of Common Stock that are present for purposes of determining the presence of a quorum.

                                    ITEM I.

                             ELECTION OF DIRECTORS

  At the 1998 Annual Meeting, two Class II directors are to be elected to hold office until the 2001 Annual Meeting, or until their successors have been duly elected and qualified. The Board of Directors proposes for election Dirk Detert, Ph.D. and Elizabeth M. Greetham, both of whom are now directors of the Company.

  The Board of Directors currently consists of 6 directors, divided into three classes. On August 21, 1997, Robert L. Bratzler, Ph.D. resigned from the Board of Directors and the Board of Directors elected Eric N. Jacobsen as a Class III director, filling the vacancy left by Mr. Bratzler.

  Stockholders voting at the Annual Meeting may not vote for more than the number of nominees listed in this Proxy Statement. Each nominee receiving the votes of a plurality of the shares of Common Stock present, either in person or by proxy, and voting at the Annual Meeting shall be elected a director. The persons named in the enclosed proxy card (Michael A. Griffith, Beth P. Hecht and James M. Lindstrom) have advised that unless otherwise instructed in any form of proxy, they intend to vote FOR the election of the two nominees. They also have advised that in the event either or both nominees shall not be available for election, they will vote for the election of such substitute nominee or nominees, if any, as the Board of Directors may propose. However, the Board of Directors has no reason to believe that any of the nominees will not be available for election as directors.

                        NOMINEES FOR CLASS II DIRECTORS
                            (TERM EXPIRING IN 2001)

DIRK DETERT, PH.D.

  Dr. Detert, 56, has 26 years of experience in the pharmaceutical industry. Dr. Detert was formerly the General Manager of Wellcome GmbH with responsibility for Central Europe and Germany, as a Managing Director. He is a former Member of the Board of the German Pharmaceutical Association and the German Chemical Association. Dr. Detert holds a Ph.D. in Chemistry from the University of Alberta, Edmonton, Canada and a Bachelor of Science in chemistry from the University of Kiel.

ELIZABETH M. GREETHAM

  Ms. Greetham, 48, has 20 years of investment experience as a health care analyst, both in Europe and the United States. From 1982 to 1993, she consulted for F. Eberstadt & Co. and Weiss, Peck & Greer Investments before joining the latter firm as a Portfolio Manager of the WPG Life Sciences Fund and health care analyst. Ms. Greetham serves as a member of the Board of Directors of Guilford Pharmaceuticals, PathoGenesis Corporation, Progenics Pharmaceuticals Inc. and Sangstat Medical Corp. Ms. Greetham holds a B.Sc. and an M.A. (Honors) from the University of Edinburgh.

                         CONTINUING CLASS I DIRECTORS
                            (TERM EXPIRING IN 2000)

MICHAEL A. GRIFFITH

  Mr. Griffith, 39, has served as Chief Financial Officer since April 10, 1996, as Secretary since September 5, 1996 and as a member of the Board of Directors since October 17, 1996. From June 1994 until April 1996, Mr. Griffith was a Director of Equity Capital Markets at Credit Suisse First Boston, and prior to that was a Vice President of Leveraged Finance and High Yield Capital Markets at BT Securities Corporation, a subsidiary of Bankers Trust Company. Mr. Griffith holds a Master of Management in finance, marketing and international economics from the J.L. Kellogg Graduate School of Management at Northwestern University, and a Bachelor of Science in Business Administration from the University of Kansas.

W. DIETER ZANDER

  Mr. Zander, 82, was educated in Germany and Switzerland and founded Henley & Co., Inc., a chemical pharmaceutical company with offices in the United States and Canada. In 1980, Henley & Co., Inc. was sold to Boehringer Ingelheim GmbH. Mr. Zander later joined Arnhold and S. Bleichroeder, Inc., a privately owned investment bank, where he is currently a Managing Director in the International Corporate Finance Department.

                        CONTINUING CLASS III DIRECTORS
                            (TERM EXPIRING IN 1999)

ALAN R. CLARK

  Mr. Clark, 51, has served as Chairman of the Board and Chief Executive Officer of the Company since October 17, 1996. From December 1995 until October 1996, Mr. Clark served as President and Chief Operating Officer of the Company. From 1991 until the initial public offering of the Company on March 11, 1996, Mr. Clark was Managing Director of Sterling Organics Limited (currently an indirect wholly-owned subsidiary of the Company which was renamed ChiRex (Dudley) Limited) and was successful in leading the management team that, together with other investors, purchased Sterling Organics Limited from Sanofi S.A. in August 1995. From 1975 to 1991, he worked for Sterling Winthrop in a variety of senior roles. Mr. Clark holds a First Class Honors Degree in chemical engineering from the University of Manchester, Institute of Science & Technology.

ERIC N. JACOBSEN, PH.D.

  Dr. Jacobsen, 38, is a Professor in the Department of Chemistry and Chemical Biology at Harvard University and a member of the ChiRex Inc. Scientific Advisory Board. He also currently serves as consultant to Merck & Co., Inc. and Versicor, Inc., where he is co-founder and Chairman of the Scientific Advisory Board. Prior to joining the faculty at Harvard, Dr. Jacobsen served from 1988 to 1993 at the University of Illinois at Urbana-Champaign, most recently as Associate Professor. He received his B.S. in Chemistry from New York University, his Ph.D. from the University of California, Berkeley, and has served as a National Institute of Health Postdoctoral Fellow at the Massachusetts Institute of Technology.

  Except as otherwise indicated, the nominees and continuing directors have held the principal occupations described above during the past five years.

COMMITTEES OF THE BOARD OF DIRECTORS

  The standing committees of the Board of Directors are the Audit Committee and Compensation Committee. During 1997, 10 meetings of the Board of Directors were held. The Audit Committee and the Compensation Committee each met five times during 1997. Each director attended at least 75% of the total meetings of the Board of Directors and the committees on which they served.

  The Audit Committee reviews the results and scope of the audit and other services provided by the Company's independent public accountants. Current members of the Audit Committee are Mr. Zander and Ms. Greetham.

  The Compensation Committee makes recommendations concerning salaries and compensation for employees of and consultants to the Company, and administers and grants stock options and awards pursuant to the Company's equity incentive plans. Current members of the Compensation Committee are Mr. Zander and Ms. Greetham.

COMPENSATION OF DIRECTORS

  The Company pays to its non-employee directors a $5,000 annual fee payable at the Annual Meeting of Shareholders plus $600 per meeting of the Board attended per day and reimburses directors for their out-of-pocket expenses incurred in attending meetings. Directors who are members of any committee of the Board also receive $500 per committee meeting attended. In addition, each non-employee director participates in the Company's Amended and Restated 1995 Director Stock Option Plan, as described below.

  The Amended and Restated 1995 Director Stock Option Plan (the "Director Plan") was adopted by the Board of Directors in February 1997 and approved by the stockholders of the Company at the 1997 Annual Meeting. Under the terms of the Director Plan, members of the Board of Directors of the Company who are not employees of the Company or any subsidiary of the Company are eligible to receive non-statutory options to purchase shares of Common Stock. A total of 100,000 shares of Common Stock may be issued upon exercise of options granted under the Director Plan. Each eligible member of the Board of Directors will be granted an option to purchase 3,000 shares of Common Stock on the date of his or her initial election to the Board of Directors (an "Initial Option"). An additional option to purchase 3,000 shares of Common Stock will be granted upon the close of business on the date of each annual meeting of the stockholders to each eligible member of the Board of Directors then in office (an "Annual Option"). Each Initial Option and Annual Option will become exercisable on a cumulative basis as to one-fifth of the shares subject to the option on each of the first, second, third, fourth and fifth anniversaries of the date of grant of such option. The exercise price of options granted under the Director Plan will equal the closing price of the Common Stock on the Nasdaq National Market on the date of grant. Except in cases of death or disability, options granted under the Director Plan must be exercised within 90 days after the date he or she ceases to be a member of the Board of Directors of the Company. In addition, the options are personal and no rights granted under the Director Plan may be transferred, assigned, pledged or hypothecated in any way, except by will or by the laws of descent and distribution. No option is exercisable after the expiration of seven years from the date of grant.

  For a description of retirement benefits provided to certain of the employee directors of the Company, see "Retirement Benefits."

CERTAIN TRANSACTIONS

  In connection with Robert Bratzler's resignation as a director of the Company on August 21, 1997, the Company paid Mr. Bratzler $172,186 representing all amounts owed to Mr. Bratzler under a settlement agreement and a consulting agreement entered into in connection with his resignation as Chairman and Chief Executive Officer of the Company in 1996 and certain expenses associated with his resignation.

  Dr. Jacobsen, a director of the Company, is also a member of the Company's Scientific Advisory Board ("SAB") and is a party to a Consulting Agreement with the Company dated July 19, 1996. In 1997, the Company paid Dr. Jacobsen $20,000 for consulting services rendered thereunder. In consideration of his participation on the SAB, Dr. Jacobsen was also granted options to purchase 25,000 shares of Common Stock on June 17, 1997.

STOCK OWNERSHIP OF CERTAIN PERSONS

  The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of March 9, 1997 (unless otherwise indicated by footnote) by (i) each person or entity known to the Company to beneficially own more than 5% of the Common Stock, (ii) each of the Directors, (iii) each of the executive officers named under "Executive Compensation" and (iv) all Directors and executive officers as a group.

                                                            COMMON STOCK
                                                         BENEFICIALLY OWNED
                                                         ----------------------
      NAME                                                 NUMBER     PERCENT
      ----                                               ------------ ---------
      American Express Company(1).......................    1,165,000      9.9%
       American Express Tower
       200 Vesey Street
       New York, NY 10285
      Warburg Pincus Asset Management, Inc.(2)..........      913,900      7.7
       466 Lexington Avenue
       New York, NY 10017
      Alan R. Clark.....................................       93,828        *
      Dirk Detert.......................................            0        *
      Elizabeth M. Greetham(3)..........................          600        *
      Michael A. Griffith(4)............................       74,000        *
      Eric N. Jacobson(5)...............................        1,917        *
      W. Dieter Zander(6)...............................        2,635        *
      Roger B. Pettman(7)...............................      115,857      1.0
      David F. Raynor...................................       67,596        *
      J. Graham Thorpe..................................       67,596        *
      John E. Weir......................................       69,596        *
      Directors and executive officers as a group (10
       persons)(8)......................................      493,625      4.2

--------
*  Less than one percent
(1) As reported on Schedule 13G filed with the Securities and Exchange Commission ("SEC") for the year ended December 31, 1997. American Express Company is the parent holding company of American Express Financial Corporation, a registered Investment Adviser under Section 203 of the Investment Advisers Act of 1940 and IDS Discovery Fund, Inc., a registered Investment Company under Section 8 of the Investment Company Act of 1940. According to the Schedule 13G, American Express Company has shared dispositive power for 1,165,000 shares; American Express Financial Corporation has shared dispositive power for 1,165,000 shares; and IDS Discovery Fund, Inc. has sole voting power for 850,000 shares and shared dispositive power over 850,000 shares.
(2) As reported on Schedule 13G filed with the SEC for the year ended December 31, 1997. According to the Schedule 13G, Warburg Pincus has sole voting power for 530,500 shares, shared voting power for 332,700 shares and sole dispositive power for 913,900 shares.
(3) Represents shares subject to vested options.
(4) Includes 69,000 shares subject to vested options.
(5) Represents shares subject to vested options.
(6) Represents shares subject to vested options.
(7) Includes 90,857 shares subject to vested options.
(8) Includes an aggregate of 165,009 shares subject to vested options.

EXECUTIVE COMPENSATION

  The following table sets forth the compensation for the years ended December 31, 1995, 1996 and 1997 for the Company's Chief Executive Officer and for each of its five other executive officers whose annual salary and bonus for the fiscal years ended December 31, 1995, 1996 and 1997 exceeded $100,000 (the Chief Executive Officer and such other executive officers are hereinafter referred to as the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                      LONG-TERM
                                                     COMPENSATION
                                        ANNUAL          AWARDS
                                   COMPENSATION(1)    SECURITIES
                                  ------------------  UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR SALARY($) BONUS($)  OPTIONS(#)   COMPENSATION($)
---------------------------  ---- --------- -------- ------------  ---------------
Alan R. Clark.............   1997  206,250   73,151    150,000             (2)
 Chairman and Chief
  Executive Officer          1996  149,193   32,208                     84,240(3)
                             1995  123,240   41,679
Michael A. Griffith(4)....   1997  180,000   69,009    125,000             (5)
 Chief Financial Officer,
  Secretary and Director     1996  109,485             125,000
Roger B. Pettman..........   1997  150,000   51,049     25,000             (5)
 Vice President, Sales and
  Marketing                  1996  139,816   37,000    102,857(6)      325,000(7)
                             1995  133,770    9,750
David F. Raynor...........   1997  135,300   48,545     60,000             (2)
 Vice President,
  Operations                 1996  110,498   23,550                     20,253(3)
                             1995   89,029   27,166
J. Graham Thorpe..........   1997  115,500   42,537     60,000             (2)
 Vice President,
  Commercial Development     1996   86,124   18,355                     29,835(3)
                             1995   66,755   20,149
John E. Weir..............   1997  103,950   39,277     50,000             (2)
 Vice President, Finance &
  Treasurer                  1996   83,344   17,316                     27,300(3)
                             1995   62,367   18,715

--------
(1) Compensation for Messrs. Clark, Raynor, Thorpe and Weir was paid in Great Britain pounds sterling and amounts shown were translated from Great Britain pounds sterling into U.S. dollars at the rate of $1.65 per (Pounds)1.00 for 1997 and $1.56 per (Pounds)1.00 for 1996 and 1995. For the year ended December 31, 1995 and the period from January 1, 1996 until March 11, 1996, compensation for Mr. Pettman was paid by SepraChem Inc. and compensation for Messrs. Clark, Raynor, Thorpe and Weir was paid by Sterling Organics Limited. Amounts paid by SepraChem Inc. to Dr. Pettman for the period from January 1, 1996 until March 11, 1996 were $66,000 (including a $37,000 bonus). Amounts paid by Sterling Organics Limited to Messrs. Clark, Raynor, Thorpe and Weir for the period from January 1, 1996 until March 11, 1996, were $68,553 (including a $32,208 bonus), $52,546
    (including a $23,550 bonus), $34,701 (including a $18,355 bonus) and $30,882 (including a $17,316 bonus), respectively.
(2) The Company provides U.K. executives use of a Company leased automobile and gas and maintenance allowances. The incremental cost of such perquisites in 1997 was not in excess of the lesser of (a) $50,000 and (b) 10% of the amounts reported as Salary and Bonus for 1997 in the Summary Compensation Table.
(3) Other compensation for Messrs. Clark, Raynor, Thorpe and Weir in 1996 represents payments made pursuant to a management retention program entered into in connection with the MBO on August 10, 1995.
(4) Mr. Griffith was elected Chief Financial Officer of the Company effective as of April 10, 1996, Secretary of the Company on September 5, 1996 and a director of the Company on October 17, 1996.
(5) Mr. Griffith and Dr. Pettman participate in a Company sponsored 401(k) program. The incremental cost of such perquisite in 1997 was not in excess of the lesser of (a) $50,000 and (b) 10% of the amounts reported as Salary and Bonus for 1997 in the Summary Compensation Table.
(6) Represents options to purchase 87,857 shares of common stock which were granted in exchange for options to purchase common stock of SepraChem Inc. in connection with the merger of a wholly owned subsidiary of the Company with and into SepraChem Inc. and options to purchase 15,000 shares of common stock granted under the 1995 Stock Incentive Plan.
(7) Represents the fair market value at the time of grant of 25,000 shares of common stock of the Company granted in exchange for 56,911 shares of common stock of SepraChem Inc. which were transferred to Mr. Pettman prior to the merger of a wholly owned subsidiary of the Company with and into SepraChem Inc.

 Stock Option Grants

  The following table sets forth certain information concerning stock options granted in fiscal year 1997 to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                        INDIVIDUAL GRANTS
                         -----------------------------------------------
                                                                            POTENTIAL REALIZABLE
                                                                              VALUE AT ASSUMED
                         NUMBER OF    PERCENT OF                         ANNUAL RATES OF STOCK PRICE
                         SECURITIES TOTAL OPTIONS   EXERCISE                  APPRECIATION FOR
                         UNDERLYING   GRANTED TO    OR BASE                    OPTION TERM(1)
                          OPTIONS     EMPLOYEES      PRICE    EXPIRATION ---------------------------
NAME                     GRANTED(#) IN FISCAL YEAR   ($/SH)      DATE       5%($)         10%($)
----                     ---------- -------------- ---------- ---------- ---------------------------
Alan R. Clark(2)........  150,000        18.5%     $10.00 and  4/17 and       656,449      1,529,806
                                                     $12.25    6/17/04
Michael A. Griffith(3)..  125,000        15.4%     $10.00 and  4/17 and       554,674      1,292,627
                                                     $12.25    6/17/04
Roger B. Pettman........   25,000         3.1%       $10.00    4/17/04        124,675        290,545
David F. Raynor.........   60,000         7.4%       $10.00    4/17/04        299,219        697,307
J. Graham Thorpe........   60,000         7.4%       $10.00    4/17/04        299,219        697,307
John E. Weir............   50,000         6.2%       $10.00    4/17/04        249,349        581,089

--------
(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock and the date on which the options are exercised.
(2) Alan R. Clark received two option grants in 1997. The first was granted on April 17 for 100,000 shares at an exercise price of $10.00. The second was granted on June 17 for 50,000 shares at an exercise price of $12.25. The grants have been consolidated for the table above.
(3) Michael A. Griffith received two option grants in 1997. The first was granted on April 17 for 75,000 shares at an exercise price of $10.00. The second was granted on June 17 for 50,000 shares at an exercise price of $12.25. The grants have been consolidated for the table above.

 Stock Option Exercises

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                         NUMBER OF
                                                   SECURITIES UNDERLYING   VALUE OF UNEXERCISED IN-
                           SHARES                   UNEXERCISED OPTIONS      THE-MONEY OPTIONS AT
                         ACQUIRED ON    VALUE      AT FISCAL YEAR-END(#)      FISCAL YEAR-END($)
NAME                     EXERCISE(#) REALIZED($) EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
----                     ----------- ----------- ------------------------- -------------------------
Alan R. Clark...........       0           0             0/150,000                0/1,031,250
Michael A. Griffith.....       0           0          69,000/181,000           465,750/1,218,625
Roger B. Pettman........       0           0           90,857/37,000           1,436,826/207,875
David F. Raynor.........       0           0             0/60,000                  0/322,500
J. Graham Thorpe........       0           0             0/60,000                  0/322,500
John E. Weir............       0           0             0/50,000                  0/268,750

 Retirement Benefits

  Employees of the Company who are domiciled in the U.K. are entitled to participate in the ChiRex Pension Plan (the "Pension Plan"). Messrs. Clark, Raynor, Thorpe and Weir currently participate in the Pension Plan.

  Currently, the Company is required to make a contribution equal to 9% of each participant's annual salary, and each participant is required to make a contribution equal to 3% of his or her annual salary. The funding of the Pension Plan has been designed to provide sufficient assets to satisfy the pension liabilities of all participants on a going forward basis. In order to satisfy the past service liabilities of Pension Plan participants who had previously participated in the pension plan maintained by Sanofi Winthrop, assets valued at approximately 31 million pounds were transferred from Sanofi Winthrop to the trust maintained for the Pension Plan. The amount of the asset transfer was calculated by the Company's actuary and is sufficient to satisfy the past service liabilities under the Sanofi Winthrop plan that were assumed by the Company (including the senior executive supplemental pension benefits for Messrs. Clark and Raynor, described below).

  Upon reaching age 65, a vested participant in the Pension Plan is entitled to receive a basic benefit equal to the product of (i) 1/60th, multiplied by
(ii) years of continuous service (up to a maximum of 40 years), multiplied by
(iii) final average basic earnings in excess of the state basic pension. Messrs. Clark and Raynor are entitled to receive a supplemental pension benefit for senior executives related to their participation in the Sterling Winthrop Senior Executive Pension Plan (the "Executive Pension Plan"), which is equal to the product of (i) 1/30th, multiplied by (ii) years of continuous service (up to a maximum of 20 years), multiplied by (iii) the participant's final average basic earnings in excess of the state basic pension. For purposes of the Pension Plan, final average basic earnings is defined as a participant's highest average 12 months of basic salary in the past 5 years, plus such participant's average additional compensation defined as the average of the highest 3 consecutive years of additional earnings in the past ten years (excluding the value of any stock options).

  Vesting occurs under the Pension Plan after the completion of two years of service. The Pension Plan provides for annual pension increases for participant's pay status equal to the lesser of (i) 5% a year or (ii) the increase in the Retail Price Index. The Pension Plan also provides for early retirement, ill health retirement and death in service benefits.

  The following table provides estimates of annual retirement benefits payable under the Pension Plan:

                              PENSION PLAN TABLE

                                         YEARS OF SERVICE
 FINAL AVERAGE         ----------------------------------------------------------------------------
COMPENSATION(1)          10                  20                  30                40 OR MORE
---------------        -------             -------             -------             ----------
   $ 80,000            $12,900             $25,800             $38,700              $ 51,600
    100,000             16,250              32,500              48,750                65,000
    120,000             19,580              39,160              58,740                78,320
    140,000             22,900              45,800              68,700                91,600
    160,000             26,250              52,500              78,750               105,000
    180,000             29,580              59,160              88,740               118,320

--------
(1) Compensation and annual retirement benefits for all employees covered under the Pension Plan are paid in Great Britain pounds sterling and amounts shown were translated from Great Britain pounds sterling into U.S. dollars at the rate of $1.56 per (Pounds)1.00.

  The Named Executive Officers have been credited with the following years of service: Mr. Clark, 20 years; Mr. Raynor, 22 years; Mr. Thorpe, 22 years; Mr. Weir, 19 years. Under the Executive Pension Plan, Mr. Clark and Mr. Raynor's estimated annual retirement benefits are equivalent to the estimated benefits payable under the Pension Plan for employees with 40 or more years of service. The Pension Plan defines "compensation" generally to include all remuneration to an employee for services rendered, including base pay, bonuses and special forms of pay. The definition of "covered compensation" under the Pension Plan, is not substantially different than the amount reflected in the Annual Compensation column of the Summary Compensation Table set forth above.

 Executive Employment Agreements And Other Arrangements

  The Company is party to employment agreements with Mr. Clark, Mr. Raynor, Mr. Thorpe and Mr. Weir each dated March 11, 1996. Under each agreement, each executive is entitled to receive an annual base salary. In addition to a base salary, each executive is entitled to receive annual bonuses based on the Company's performance. The agreements also entitle the executives to participate in certain retirement benefit programs maintained by the Company and to be provided with the use of a company car. The employment agreements shall continue in effect until terminated upon 12 months' written notice by either party, except in the case of certain for cause terminations, in which the Company shall have the right to terminate each executive immediately. In the event of an executive's termination, the agreements provide that, under certain circumstances, the executive may be entitled to receive salary and other benefits for all or part of the 12 month notice period. The Company is also party to an employment agreement with Michael A. Griffith dated December 22, 1997. Under the agreement, Mr. Griffith is entitled to receive a base salary and annual bonus based on the Company's operating results and Mr. Griffith achieving defined goals during such year. The agreement also entitles Mr. Griffith to participate in certain U.S. benefit programs maintained by the Company. The agreement has an initial term expiring on December 31, 2000 and may be automatically extended from year to year thereafter. The agreement may be terminated by the Company at any time. If the termination is without cause, the Company is required to pay Mr. Griffith 250% of his then current base salary in a lump sum payment. The agreement also provides for the payment of salary and bonus, vesting of certain deferred compensation, stock option and similar benefits if a change in control of the Company occurs.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

 Overview And Philosophy

  The Compensation Committee of the Board of Directors (the "Committee") is responsible for developing and making recommendations to the Board of Directors with respect to the Company's executive compensation policies. In addition, the Committee, pursuant to authority delegated by the Board of Directors, recommends on an annual basis the compensation to be paid to the Company's Chief Executive Officer and each of the other executive officers of the Company.

  The Committee has adopted the following objectives as guidelines for its compensation decisions:

    . Provide a competitive total compensation package that enables the Company to attract and retain key executives;

    . Integrate all compensation programs with the Company's short term and long term business objectives and strategic goals; and

    . Ensure that compensation is meaningfully related to the value created for stockholders.

 Executive Officer Compensation Program Components

  The Committee reviews the Company's compensation program to ensure that salary levels and incentive opportunities are competitive and reflect the performance of the Company. The Company's compensation program for executive officers consists of base salary, annual incentive compensation and long-term compensation in the form of stock options. In addition, Messrs. Clark, Raynor, Thorpe and Weir are provided pension benefits.

 Base Salary

  Base salary levels for the Company's executive officers are determined, in part, through comparisons with companies in the pharmaceutical chemical industry and other companies with which the Company competes for personnel in both the United Kingdom and United States. In addition, the Committee also evaluates individual experience and performance and specific issues particular to the Company, such as success in developing new customer relationships, delivering revenue and earnings growth, furthering the Company's proprietary technology position, creation of stockholder value and achievement of other specific Company milestones. The Committee reviews each executive's salary once a year and may increase each executive's salary at that time based on:
(i) the individual's increased contribution to the Company over the prior 12 months; (ii) the individual's increased responsibilities over the prior 12 months; and (iii) any increase in competitive pay levels. Individual contributions are measured with respect to specific individual accomplishments established for each executive.

 Annual Incentive Compensation

  The Company's officers are eligible to receive annual cash incentive compensation at the time their base salaries are reviewed based on the achieving defined specific goals and objectives during the 12 months prior to review. This compensation is intended to provide a direct financial incentive in the form of an annual cash bonus to executives who achieve (i) earnings per share targets, (ii) corporate objectives and (iii) personal objectives. Bonus awards are set at a level competitive within the U.K. and U.S. pharmaceutical chemical and global contract manufacturing industry as well as among a broader group of service manufacturing and high technology companies of comparable size and complexity. Such companies are not necessarily included in the indices used to compare shareholder returns in the Total Return Performance Graph.

 Stock Option Program

  The stock option program is the Company's long-term incentive plan for executive officers and, to a lesser degree, all other employees. The Committee strongly believes that by providing those persons who have substantial responsibility for the management and growth of the Company with an opportunity to increase their ownership of Common Stock, the best interest of shareholders and executives will be more closely aligned.

  Generally, stock options are granted once every year with exercise prices equal to the prevailing market value of the Common Stock on the date of grant, have seven year terms and have vesting periods of five years.

Awards are made at a level calculated to be competitive within both the industry, and a broader group of service manufacturing and high technology companies of comparable size and complexity.

 CEO Compensation

  In December 1996, the Committee established the annual salary and discretionary bonus award for Mr. Clark as the Company's Chairman of the Board and Chief Executive Officer. In setting the compensation for Mr. Clark for fiscal year 1997, the Committee sought to retain a key executive officer while continuing to tie a significant percentage of such compensation to Company performance and stock price appreciation. With respect to Mr. Clark's base salary, it remains the Committee's intent to provide him with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by Company performance factors.

  It is the Committee's objective to have an increasing percentage of Mr. Clark's total compensation each year tied to the attainment of performance targets.

 Summary

  After its review of all existing programs, the Committee continues to believe that the Company's compensation program for its executive officers is competitive with the compensation programs provided by other companies with which the Company competes. The committee intends that any amounts to be paid under the annual incentive plan will be appropriately related to corporate and individual performance, yielding awards that are directly linked to the achievement of Company goals and annual financial and operational results.

  We conclude our report with the acknowledgment that no member of the Committee is a former or current officer or employee of the Company or any of its subsidiaries.

                                          Compensation Committee
                                          Elizabeth M. Greetham
                                          W. Dieter Zander

TOTAL RETURN PERFORMANCE GRAPH

  The following graph, and the table which follows, compares the total return of the Common Stock to the total return of the Nasdaq Composite Index and a group of Company peers which consists of Alusuisse-Lonza Holdings AG, DSM Andeno B.V. and Laporte PLC. The graph assumes an investment of $100 on January 1, 1997 in each of the Common Stock, the Nasdaq Composite Index and the peer group.







                          COMPARISON OF TOTAL RETURN
                COMPANY, NASDAQ COMPOSITE INDEX AND PEER GROUP

                        PERFORMANCE GRAPH APPEARS HERE

                                                NASDAQ
Measurement Period                             COMPOSITE      PEER
(Fiscal Year Covered)            CHIREX          INDEX        GROUP
---------------------        ---------------   ---------    ----------
FYE 12-31-1996               $100              $100         $100
FYE 12-31-1997               $147              $122         $123

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Except as set forth below, the Company believes that during fiscal year 1997 its executive officers and directors have complied with Section 16(a) of the Securities Exchange Act of 1934, and the rules and regulations adopted thereunder.

  On August 21, 1997, Mr. Jacobsen was elected to the Board of Directors of the Company. Due to an inadvertent error, a Form 3 with respect to his ownership of capital stock of the Company was not filed with the SEC until October 30, 1997.

  On October 21, 1997, Mr. Thorpe, Mr. Raynor and Mr. Weir each sold 1,863 shares of Common Stock. Due to inadvertent errors, Form 4s with respect to those transactions were not filed with the SEC until December 16, 1997.

                                   ITEM II.

                           RATIFICATION OF AUDITORS

  The Board of Directors has, subject to stockholder ratification, appointed Arthur Andersen LLP to audit the accounts of ChiRex and its subsidiaries for fiscal 1998.

  The following resolution concerning the appointment of independent auditors will be offered at the meeting:

    "RESOLVED, that the appointment by the Board of Directors of the Company of Arthur Andersen LLP to audit the accounts of the Company and its subsidiaries for the fiscal year 1998 is hereby ratified."

  Representatives of Arthur Andersen LLP will be present at the Annual Meeting with the opportunity to make a statement and to respond to appropriate questions. Submission of the appointment to stockholders is not required. However, the Board of Directors will reconsider the appointment if it is not approved by the stockholders. The appointment will be deemed ratified if a majority of the shares of Common Stock present, either in person or by proxy, and voting on the matter vote in favor of the proposal.

                            SOLICITATION OF PROXIES

  The expenses of solicitation of proxies for the Annual Meeting, including the cost of preparing and mailing this Proxy Statement and the accompanying material, will be paid by ChiRex. Such expenses may also include the charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy material to beneficial owners of shares. Solicitation may be made by mail, telephone, telegraph and personal interview, and by regularly engaged officers and employees of ChiRex, who will not be additionally compensated therefor. ChiRex has arranged for the services of Corporate Investor Communications, Inc. ("CIC") to assist in the solicitation of proxies. The fees of CIC, estimated at $4,000 excluding out-of-pocket expenses, will be paid by ChiRex.

                                 MISCELLANEOUS

  The Board of Directors knows of no other matters to be voted upon at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card (Mr. Griffith, Ms. Hecht and Mr. Lindstrom) to vote on such matters in accordance with their judgment.

  Any stockholder who executes a proxy card may revoke it by giving written notice to the Secretary of ChiRex or by giving to the Secretary a duly executed form of proxy bearing a date later than the proxy card being revoked, at any time before such proxy is voted. Attendance at the meeting shall not have the effect of revoking a proxy unless the stockholder so attending shall, in writing, so notify the Secretary of the meeting prior to the voting of the proxy.

  A proxy card which is properly signed, dated and not revoked will be voted in accordance with the instructions contained thereon. If no instructions are given, the persons named on the proxy card solicited by the Board of Directors intend to vote: (i) FOR the election of the two nominees for directors and
(ii) FOR the ratification of the appointment of Arthur Anderson LLP as the Company's independent auditors for the 1998 fiscal year.

  Any stockholder may strike out the names of the proxies designated by the Board of Directors on the proxy card and may write in and substitute the name of any other person and may deliver the revised proxy card to such other person whom the stockholder may wish to designate as proxy for the purpose of representing such stockholder at the meeting.

  Voting Information: Under Delaware General Corporate law and the Company's Amended and Restated By-Laws, the presence of a quorum is required to transact business at the 1998 Annual Meeting of Stockholders. A quorum is defined as the presence, either in person or by proxy, of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the meeting. Abstentions and broker non-votes will be included in the computation of the number of shares of Common Stock that are present for purposes of determining the presence of a quorum.

  Each stockholder shall have one vote for each share of Common Stock entitled to vote and a proportionate vote for each fractional share so held, if any.

  Votes cast, in person or by proxy, at the Annual Meeting will be tabulated by representatives of Boston EquiServe, the persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting. The inspectors of election will determine the number of shares outstanding, the shares represented at the Annual Meeting, the existence of a quorum and the authenticity, validity and effect of proxies; receive votes or ballots; hear and determine all challenges and questions in any way arising in connection with the right to vote; determine when the polls will close; and determine the results of the election.

  Assuming the presence of a quorum, (i) each nominee receiving the votes of a plurality of the shares present, either in person or by proxy, at the Annual Meeting shall be elected a director and (ii) the affirmative vote of a majority of the shares present, either in person or by proxy, and voting at the Annual Meeting is required for ratification of the independent auditors.

  Stockholder Proposals: Proposals which are the proper subject for inclusion in the proxy statement and for consideration at an annual meeting may be presented by stockholders. Under current SEC rules, to be included in ChiRex's proxy statement and proxy card, any proposal by a stockholder intended to be presented at the 1999 Annual Meeting of Stockholders must be received by ChiRex, subject to certain exceptions, no later than November 18, 1998. Under the Company's Amended and Restated By-Laws, notice of any stockholder proposal intended to be presented at the 1999 Annual Meeting (whether or not included in the Company's proxy statement) must be received by the Secretary of ChiRex, subject to certain exceptions, no later than February 4, 1999, but not earlier than January 15, 1999. Any such notice shall set forth as to each proposal (i) a brief description of the business desired to be brought before the annual meeting and the reasons therefor; (ii) the name and address of the stockholder proposing such business; (iii) the class and number of shares beneficially owned by such stockholder; (iv) any material interest of the stockholder in such business; and (iv) if applicable, a representation that the stockholder intends to solicit proxies in support of such proposal.

  Please fill in, sign and date the enclosed form of proxy and return it in the accompanying addressed envelope which requires no further postage if mailed in the United States. If you attend the Annual Meeting and wish to vote your shares in person, you may do so. Your cooperation in giving this matter your prompt attention will be appreciated.

Stamford, Connecticut
March 17, 1998

                                  DETACH HERE
                                  CHIREX INC.

                              300 Atlantic Street

                                   Suite 402
P
                          Stamford, Connecticut 06901
R
                      SOLICITED BY THE BOARD OF DIRECTORS
O                   FOR THE ANNUAL MEETING OF STOCKHOLDERS

X       The undersigned hereby appoints Michael A. Griffith, Beth P. Hecht and
     James M. Lindstrom, jointly and severally, with full power of substitution,
Y and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of ChiRex Inc. (the "Company") held of record by the undersigned on March 9, 1998 at the Annual Meeting of Stockholders to be held on April 15, 1998 and any adjournments thereof.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

        PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.




                CONTINUED AND TO BE SIGNED ON REVERSE SIDE         SEE REVERSE
                                                                       SIDE

Dear Stockholder:

Please take note of the important information enclosed with this Proxy.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage paid envelope.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

ChiRex Inc.



                                  DETACH HERE

[X] Please mark
    votes as in
    this example.



1. Election of Directors
Nominees:  Dirk Detert, Ph.D. and Elizabeth M. Greetham
       FOR               WITHHELD
       [_]                 [_]


[_]
   ----------------------------------------
    For all nominees except as noted above


2.  Ratify the appointment of Arthur Andersen LLP as independent auditors.
    FOR     AGAINST  ABSTAIN
    [_]       [_]      [_]


3. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.


                MARK HERE
                FOR ADDRESS  [_]
                CHANGE AND
                NOTE AT LEFT


    Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.




Signature:              Date:           Signature:              Date:
          -------------      ----------           -------------      ---------